Exhibit 99.1

For Further Information

OSI Systems Inc

Jeremy	Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

(310) 349 2237

Jefferson Consulting

Amy Talley

Tel: 703-323-8939

E: atalley@jeffersonconsulting.com

RAPISCAN SYSTEMS RECEIVES CONTRACT FOR SOLID-STATE CT SYSTEMS

FOR HIGH-SPEED HOLD BAGGAGE SCREENING

•	Initial contract value of approximately $7 million for multiple systems with $1.7 million initial deposit

•	Total contract value of approximately $40 million if all options for additional systems are exercised

•	Revolutionary system would be up to 4 times faster than current certified HBS CT systems

HAWTHORNE, Calif. – March 7, 2006 – Rapiscan Systems, a division of OSI Systems, Inc. (NASDAQ: OSIS) announced today that it has received a contract for approximately $7 million from Manchester Airport Group (“MAG”) for multiple units of the Rapiscan RTT120 CT system for high speed hold baggage screening (“HBS”). The contract award included an initial deposit of approximately $1.7 million. Under the terms of the contract Rapiscan Systems is to deliver the systems starting in fiscal 2008 and the customer has an option for additional systems through 2011. If fully exercised, the option would bring the total value of the contract to approximately $40 million.

The Rapiscan RTT120 has been designed to screen up to 1,500 bags per hour, or up to 4 times the speed of the currently deployed certified CT systems in U.S. airports. The Rapiscan RTT120 utilizes a patented solid-state design that eliminates the need for a rotating mechanical gantry.

Customer Service Director of MAG, Mr. Mike Razackerly, stated “Manchester was the first airport in the world 1996, to deploy CT technology for Hold Baggage Screening. Having more experience with this type of technology than other airport management groups, we studied the benefits of the RTT 120 closely and were convinced this technology represents a major step forward in security detection systems in terms of both efficiency and cost.”

President of Rapiscan Systems, Mr. Ajay Mehra, stated, “We are extremely pleased with today’s announcement and look forward to working closely with Manchester Airports as they deploy this state-of-the-art HBS technology in their network of airports. The Rapiscan RTT120 underscores Rapiscan Systems’ commitment to the HBS market solidifying our global leadership position in the aviation market.”

Chairman and CEO of OSI Systems, Mr. Deepak Chopra, stated, “We applaud the management of Manchester Airports for their foresight and commitment to the next generation of HBS systems. The Rapiscan RTT120’s patented technology would revolutionize the HBS market, especially in terms of integration and deployment cost. We have invested substantial R&D resources in this program over the last few years. As a result of this order we plan to accelerate our R&D investment in this program. This technology could also have tremendous applications in the carry-on baggage and medical imaging markets.”

Since 2002, approximately 1,200 certified HBS CT systems have been deployed in the U.S. These CT systems, with an average hourly throughput of approximately 400 bags an hour, have effectively become a choke point in baggage handling systems. As such, the current systems have resulted in high integration costs, or sometimes an inability to integrate the systems, resulting in placement on airport concourses. These factors not only drive costs, but result in passenger congestion and delays.

Rapiscan’s internal estimates indicate that approximately 400 to 500 of the currently deployed certified systems in the U.S. will be eligible for replacement in the next three years with the remainder being replaced by 2011. Overall, the potential global market for the Rapiscan RTT120 is estimated to be several thousand systems over the next installation cycle.

Rapiscan Systems stated that, because the RTT120 is currently in development, and subject to the inherent risks and uncertainties of product development, there can be no assurance of the successful completion of that development, timely or otherwise, or of the characteristics of any final product, or whether such final product will achieve certification by regulatory authorities.

About Rapiscan Systems

Rapiscan Systems, a division of OSI Systems, Inc. is a leading supplier of high quality security inspection solutions utilizing X-ray and gamma-ray imaging, and advanced threat identification techniques such as neutron and diffraction analysis. The company’s products are sold into four market segments; Baggage and Parcel Inspection, Cargo and Vehicle Inspection, Hold Baggage Screening and People Screening. The company has an installed base globally of more than 50,000 security and inspection systems. The Rapiscan Systems product line is manufactured at four locations and supported by a global support service network. For more information on Rapiscan Systems, please visit www.rapiscansystems.com.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding the Rapiscan RTT120 system, delivery of such system to the Manchester Airport Group, the exercise of an option to purchase additional systems by such group, the replacement and global market for systems of this type, and most significantly, the fact that the Rapiscan RTT120 is still under development. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the development of the Rapiscan RTT120 will be successful, timely or otherwise, or whether such final product will achieve certification by regulatory authorities. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.